Exhibit 99.1

News Release

Investor Relations: Rich Nelson, +1 646 654 4602

Media Relations: Kristie Bouryal, +1 646 654 5577

NIELSEN HOLDINGS N.V. REPORTS FOURTH QUARTER

AND FULL YEAR 2010 RESULTS

•	Revenue for the year grew 6.6% to $5,126 million, 6.1% constant currency

•	Adjusted EBITDA for the year grew 7.5% to $1,411 million, 6.8% constant currency

•	Adjusted Net Income for the year grew 27.3% to $266 million, 23.1% constant currency

•

Completion of Initial Public Offering and related Mandatory Convertible Bond offering in January 2011 for total net proceeds of $2.1 billion – reducing year-end 2010 debt leverage to 4.6x on a pro-forma basis

New York, USA – March 1, 2011 – Nielsen Holdings N.V. (“Nielsen”) (NYSE: NLSN), a leading global provider of insights and analytics into what consumers buy and watch, today announced its financial results for the quarter and full year ended December 31, 2010.

“The Nielsen Company ended 2010 with strong fourth quarter performance. We continue to see high growth in developing markets and have accelerated investments in our portfolio of products and services. Our recent public offering will further our focus on growth opportunities and long-term financial performance,” said Nielsen Chief Executive Officer David Calhoun.

Fourth Quarter Results

Revenues for the quarter increased 5.7% to $1,371 million, or 7.2% on a constant currency basis. These increases were driven by a 7.0% increase within our Buy segment (8.9% constant currency) and a 4.2% increase within our Watch segment (4.8% constant currency).

Reported net income for the fourth quarter was $4 million compared to $44 million in the prior year. The 2010 results include a pre-tax charge of $90 million related to debt extinguishments. Adjusted EBITDA for the fourth quarter increased 5.3% to $402 million, or 6.1% on a constant currency basis. Adjusted Net Income increased 8.8% to $99 million, or 10.0% on a constant currency basis.

Full Year Results

Revenues for the year increased 6.6% to $5,126 million, or 6.1% on a constant currency basis. These increases were driven by an 8.9% increase within our Buy segment (8.2% constant currency) and a 3.9% increase within our Watch segment (3.7% constant currency).

Reported net income for the year was $132 million compared to a loss of $489 in the prior year. The 2009 results include impairment charges of $527 million. Adjusted EBITDA for the year increased 7.5% to $1,411 million, or 6.8% percent on a constant currency basis.

Our Adjusted EBITDA margin increased to 27.5% from 27.3% in the prior year. Adjusted Net Income increased 27.3% to $266 million, or 23.1% on a constant currency basis.

Initial Public Offering

On January 26, 2011, the Company completed its IPO of 82,142,858 shares at $23.00 per share (including the subsequent exercise of the full underwriters’ over-allotment option) and a concurrent offering of mandatory convertible subordinated bonds for total net proceeds from both offerings of approximately $2.1 billion, which will be primarily used to repay indebtedness.

Balance Sheet

As of December 31, 2010, cash balances were $421 million and total debt was $8,558 million. The Company’s net debt leverage ratio was 5.8x, or 4.6x on a pro-forma basis for the aforementioned IPO. Capital expenditures were $334 million for 2010, compared with $282 million in the prior year period.

Conference Call and Webcast

Nielsen will hold an earnings conference call, at 8:30 a.m. U.S. Eastern Time (ET) on March 1, 2011. The call will be webcast live at http://ir.nielsen.com and an archive will be available on the website after the call. A presentation slide deck will be posted on the Investor Relations website that provides an outline and summary information for the call.

Forward-looking Statements

This news release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as ‘will’, ‘expect’, ‘should’, ‘could’, ‘shall’ and similar expressions. These statements are subject to risks and uncertainties, and actual results and events could differ materially from what presently is expected. Factors leading thereto may include without limitations general economic conditions, conditions in the markets Nielsen is engaged in, behavior of customers, suppliers and competitors, technological developments, as well as legal and regulatory rules affecting Nielsen’s business and specific risk factors discussed in other releases and public filings made by the Company (including the Company’s filings with the Securities and Exchange Commission). This list of factors is not intended to be exhaustive. Such forward-looking statements only speak as of the date of this press release, and we assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events, or other factors.

About Nielsen

The Nielsen Company (NYSE: NLSN) is a global information and measurement company with leading market positions in marketing and consumer information, television and other media measurement, online intelligence, mobile measurement, trade shows and related properties. The Company has a presence in approximately 100 countries, with headquarters in New York, USA and Diemen, the Netherlands. For more information, please visit www.nielsen.com.

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Results of Operations—(Years Ended December 31, 2010 and 2009)

The following table sets forth, for the periods indicated, the amounts included in our Consolidated Statements of Operations:

	Year Ended December 31,
(IN MILLIONS)	2010	2009
Revenues	$5,126	$4,808

Cost of revenues, exclusive of depreciation and amortization shown separately below	2,129	2,023
Selling, general and administrative expenses, exclusive of depreciation and amortization shown separately below	1,648	1,523
Depreciation and amortization	558	557
Impairment of goodwill and intangible assets	—	527
Restructuring costs	61	62

Operating income	730	116

Interest income	5	7
Interest expense	(660)	(647)
Loss on derivative instruments	(27)	(60)
Foreign currency exchange transaction gains/(losses), net	136	(2)
Other expense, net	(81)	(17)

Income/(loss) from continuing operations before income taxes and equity in net income/(loss) of affiliates	103	(603)
(Provision)/benefit for income taxes	46	197
Equity in net income/(loss) of affiliates	5	(22)

Income/(loss) from continuing operations	154	(428)
Loss from discontinued operations, net of tax	(22)	(61)

Net income/(loss)	132	(489)
Net income attributable to noncontrolling interests	2	2

Net income/(loss) attributable to Nielsen	$130	$(491)

Net income/(loss) per share of common stock, basic
Income/(loss) from continuing operations	$0.55	$(1.57)
Discontinued operations, net of tax	(0.08)	(0.22)

Net income/(loss) attributable to Nielsen stockholders	$0.47	$(1.79)
Net income/(loss) per share of common stock, diluted
Income/(loss) from continuing operations	$0.54	$(1.57)
Discontinued operations, net of tax	(0.08)	(0.22)

Net income/(loss) attributable to Nielsen stockholders	$0.46	$(1.79)
Weighted average shares of common stock outstanding, basic	276,499,073	273,905,810
Dilutive shares of common stock	3,153,513	—

Weighted average shares of common stock outstanding, diluted	279,652,586	273,905,810

Results of Operations—(Fourth Quarters Ended December 31, 2010 and 2009)

The following table sets forth, for the periods indicated, the amounts included in our Consolidated Statements of Operations:

	Fourth Quarter Ended December 31, (unaudited)
(IN MILLIONS)	2010	2009
Revenues	$1,371	$1,297

Cost of revenues, exclusive of depreciation and amortization shown separately below	560	539
Selling, general and administrative expenses, exclusive of depreciation and amortization shown separately below	429	396
Depreciation and amortization	139	148
Restructuring costs	28	56

Operating income	215	158

Interest income	2	1
Interest expense	(169)	(164)
Loss on derivative instruments	(10)	(6)
Foreign currency exchange transaction losses, net	(5)	(12)
Other expense, net	(90)	(6)

Loss from continuing operations before income taxes and equity in net income of affiliates	(57)	(29)
Benefit for income taxes	60	73
Equity in net income of affiliates	4	3

Income from continuing operations	7	47
Loss from discontinued operations, net of tax	(3)	(3)

Net income	4	44
Net income attributable to noncontrolling interests	1	—

Net income attributable to Nielsen	$3	$44

Net income per share of common stock, basic and diluted
Income from continuing operations	$0.02	$0.17
Discontinued operations, net of tax	(0.01)	(0.01)

Net income attributable to Nielsen stockholders	$0.01	$0.16
Weighted average shares of common stock outstanding, basic	276,545,279	276,103,214
Dilutive shares of common stock	3,696,065	1,715,472

Weighted average shares of common stock outstanding, diluted	280,241,344	277,818,686

Certain Non-GAAP Measures

Constant Currency Presentation

We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, consistent with how we evaluate our performance. We calculate constant currency percentages by converting our prior-period local currency financial results using the current period exchange rates and comparing these adjusted amounts to our current period reported results.

Adjusted EBITDA and Adjusted Net Income

We define Adjusted EBITDA as net income/(loss) attributable to Nielsen stockholders from our consolidated statements of operations before interest income and expense, income taxes, depreciation and amortization, restructuring charges, goodwill and intangible asset impairment charges, stock compensation expense and other non-operating items from our consolidated statements of operations as well as certain other items considered unusual or non-recurring in nature. Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. We use Adjusted EBITDA to consistently measure our performance from period to period both at the consolidated level as well as within our operating segments, to evaluate and fund incentive compensation programs and to compare our results to those of our competitors.

We define Adjusted Net Income as net income/(loss) from our consolidated statements of operations before income taxes, depreciation and amortization associated with acquired tangible and intangible assets, restructuring charges, goodwill and intangible asset impairment charges, other non-operating items from our consolidated statements of operations and certain other items considered unusual or non-recurring in nature, reduced by cash paid for income taxes. Adjusted Net Income is not a presentation made in accordance with GAAP, and our use of the term Adjusted Net Income may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

We believe that the presentation of Adjusted EBITDA and Adjusted Net Income provides useful information to investors regarding financial and business trends related to our results of operations and that when this non-GAAP financial information is viewed with our GAAP financial information, investors are provided with a more meaningful understanding of our ongoing operating performance.

Neither Adjusted EBITDA nor Adjusted Net Income should be considered as an alternative to net income/(loss), operating income, cash flows from operating activities or any other performance measures derived in accordance with GAAP as measures of operating performance or cash flows as measures of liquidity. Adjusted EBITDA and Adjusted Net Income have important limitations as analytical tools and should not be considered in isolation or as substitutes for an analysis of our results as reported under GAAP.

The below table presents a reconciliation from net income/(loss) to Adjusted EBITDA and Adjusted Net Income for the years ended December 31, 2010 and 2009 and for the fourth quarters ended December 31, 2010 and 2009:

	Year Ended December 31,		Fourth Quarters Ended December 31,
(IN MILLIONS)	2010	2009	2010	2009
Net income/(loss)	132	(489)	4	44
Loss on discontinued operations, net	22	61	3	3
Interest expense, net	655	640	167	163
Benefit for income taxes	(46)	(197)	(60)	(73)
Depreciation and amortization	558	557	139	148

EBITDA	1,321	572	253	285
Equity in net (income)/loss of affiliates, net	(5)	22	(4)	(3)
Other non-operating (income)/expense, net	(28)	79	105	24
Restructuring costs	61	62	28	56
Impairment of goodwill and intangible assets	—	527	—	—
Stock compensation expense	18	14	5	8
Other items(a)	44	36	15	11

Adjusted EBITDA	$1,411	$1,312	$402	$381
Interest expense, net	(655)	(640)	(167)	(163)
Depreciation and amortization	(558)	(557)	(139)	(148)
Depreciation and amortization associated with acquisition-related tangible and intangible assets	215	247	48	62
Stock compensation expense	(18)	(14)	(5)	(8)
Cash paid for income taxes	(129)	(139)	(40)	(33)

Adjusted Net Income	$266	$209	$99	$91

(a)	Other items include dual running costs, consulting and other costs associated with information technology infrastructure transformation, fees associated with certain consulting arrangements, monitoring fees paid to our sponsors and preparatory costs associated with our IPO.